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NEWS RELEASE

NEWS CORPORATION, CHRIS-CRAFT, BHC AND UTV ANNOUNCE ELECTION
AMOUNTS IN CONNECTION WITH PENDING MERGER



      NEW YORK, NY, JULY 30, 2001 - The News Corporation Limited (ASX: NCP, NCPDP; NYSE: NWS, NWS/A; LSE: NEWCP), Chris-Craft Industries, Inc. (NYSE: CCN), BHC Communications, Inc. (AMEX: BHC) and United Television, Inc. (NASDAQ: UTVI) announced today that they expect to complete tomorrow, Tuesday, July 31, 2001, a series of mergers in which News Corporation will acquire Chris-Craft, BHC and UTV.

      The volume weighted average sales price for all trades of News Corporation Preferred ADSs (NYSE: NWS/A) reported on the New York Stock Exchange for each of the previous five trading days ending (and including) today is $30.509 per News Corporation Preferred ADS. Based on this trading price, subject to proration and adjustment, as provided in the merger agreements, stockholders of Chris-Craft, BHC and UTV may elect to receive the following amounts for each share of Chris-Craft, BHC or UTV common stock (or Chris-Craft convertible stock on an as converted basis) respectively held by them:


Chris-Craft:

             -    Mixed Election:        $34 in cash and 1.1591 Preferred ADSs;
             -    All  Cash Election:    $69.36; or
             -    All Stock Election:     2.274  Preferred ADSs
BHC:
             -    Mixed Election:        $66 in cash and 2.2278 Preferred ADSs;
             -    All  Cash Election:    $133.97; or
             -    All Stock Election:    4.391 Preferred ADSs
UTV:
             -    Mixed Election:        $60 in cash and 2.0253 Preferred ADSs;
             -    All  Cash Election:    $121.79; or
             -    All Stock Election:    3.992 Preferred ADSs

      As described in each merger agreement and in the joint proxy statement/prospectus with respect to the transactions, because the amount of cash to be paid and Preferred ADSs to be issued in the mergers are subject to limitations, stockholders making All Cash Elections or All Stock Elections may receive a form of consideration different from what they elected. The amounts listed next to the "All Cash" and "All Stock" headings in the foregoing table are referred to in each merger agreement as the "Per Share Amount" and the "Exchange Ratio", respectively.
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     As previously announced, stockholders wishing to make elections as to the form of consideration they would like to receive in the mergers must deliver to the exchange agent, Citibank, N.A., properly completed Forms of Election and Letters of Transmittal (together with their stock certificates and/or properly completed guarantees of delivery) by 10:00 A.M. New York City time on Tuesday, July 31, 2001, the election deadline. Stockholders who do not properly deliver such documentation to Citibank (at the address specified in the Forms of Election and Letters of Transmittal) by the election deadline, will not be entitled to make elections as to the form of consideration they would like to receive in the mergers. Stockholders may obtain additional copies of the Forms of Election and Letters of Transmittal for each of Chris-Craft, BHC and UTV by contacting the Information Agent, Innisfree M&A Incorporated, at the telephone number and address specified below.

Company Background:

     Chris-Craft Industries, Inc. is primarily engaged in television broadcasting. Its television division includes ten stations in top 40 markets, which currently reach approximately 22% of America's households. The division is operated by 80% owned BHC Communications, Inc., which owns three stations: WWOR (UPN-9) in New York, KCOP (UPN-13) in Los Angeles and KPTV (UPN-12) in Portland. BHC's 58% owned subsidiary, United Television, Inc., owns the remaining seven stations: KBHK (UPN-44) in San Francisco, KMSP (UPN-9) in Minneapolis, KUTP (UPN-45) in Phoenix, WUTB (UPN-24) in Baltimore, WRBW (UPN-65) in Orlando, KMOL (NBC-4) in San Antonio and KTVX (ABC-4) in Salt Lake City.

     The News Corporation Limited is one of the world's largest media companies with total assets as of March 31, 2001 of approximately US$39 billion and total annual revenues of approximately US$14 billion. News Corporation's diversified global operations in the United States, Canada, continental Europe, the United Kingdom, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming.

Forward-Looking Statements:

     This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release include the expected closing date of the mergers and the amounts of consideration contained herein. The risk of new and changing regulation in the U.S. and internationally, and other


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circumstances, could cause the actual results to differ materially from those described in the forward-looking statements.

     For a detailed discussion of regulatory factors and other cautionary statements, please refer to Chris-Craft's, BHC's and UTV's filings with the Securities and Exchange Commission and to News Corporation's and Fox Entertainment Group's filings with the Securities and Exchange Commission.

Where You Can Find Additional Information:

     News Corporation, Chris-Craft, BHC and UTV have prepared and filed with the Securities and Exchange Commission a definitive joint proxy statement/prospectus and other documents regarding the proposed transactions. You are advised to read the definitive joint proxy statement/prospectus and these other documents as they contain important information regarding the proposed transactions. The definitive joint proxy statement/prospectus was sent to stockholders of Chris-Craft, BHC and UTV. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents filed by Chris-Craft, BHC and UTV with the Securities and Exchange Commission at its Web site at http://www.sec.gov. The definitive joint proxy statement/prospectus and these other documents may also be obtained without charge from Chris-Craft, BHC, UTV or News Corporation.

Contacts:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Tel: (212) 750-5833 (for banks and brokers)
     (888) 750-5834 (toll-free for stockholders)

News Corporation:
Press: Andrew Butcher - (212) 852-7070
Investors:  Reed Nolte - (212) 852-7092

Chris-Craft:  Brian Kelly - (212) 421-0200
BHC: Brian Kelly - (212) 421-0200
UTV: Garth Lindsey - (310) 281-4844


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